Exhibit  2.1


DATED     2000



                      (1)     CARDIOTECH INTERNATIONAL INC

                                       AND

                            (2)     NERVATION LIMITED



                        --------------------------------
                            SHARE PURCHASE AGREEMENT
                                  IN RESPECT OF
                        CARDIOTECH INTERNATIONAL LIMITED
                        --------------------------------

INDEX TO CLAUSES                                             CLAUSE   PAGE

Interpretation                                                     1     4
Agreement for sale                                                 2    15
Purchase consideration                                             3    15
Conditions                                                         4    15
Completion                                                         5    17
Retention                                                          6    20
Warranties Undertakings and Covenants                              7    21
Provisions of Business Information                                 8    26
Restrictive Covenants                                              9    26
Vendor's Protection                                               10    28
Announcements                                                     11    28
Effect of Completion                                              12    28
Remedies and Waivers                                              13    29
Assignment                                                        14    29
Further Assurance                                                 15    29
Entire Agreement                                                  16    31
Notices                                                           17    31
Confidentiality                                                   18    31
Costs and Expenses                                                19    32
Counterparts                                                      20    32
Invalidity                                                        21    32
Choice of Governing Law                                           22    33
Jurisdiction                                                      23    33
SCHEDULES
---------
Details of the Company                                      Schedule
                                                            1
Warranties                                                  Schedule
                                                            2
Short particulars of  Properties                            Schedule
                                                            3
Vendors' protection provisions                              Schedule
                                                            4
Intellectual Property Rights                                Schedule
                                                            5

Parent Company Guarantees                                   Schedule
                                                            6
Trade Creditors                                             Schedule
                                                            7
AGREED FORM DOCUMENTS
---------------------
Disclosure Letter
Deed of Assignment
Business Name Licence
CABG Product Development, Supply and Purchase Agreement


CABG Option Agreement
Chronoflex Supply and Purchase Agreement
Chronoflex Patent and Know How Licence-
Escrow Agreement
Power of Attorney in respect of the Shares
Deed of Repayment and Release of Intra Group Indebtedness
Deed of Variation and Release of Parent Company Guarantees
Deed of Resignation and Release
Freemedic Assignment
Letters of Resignation
Deed of Indemnity

THIS AGREEMENT is made on the                  day of               2000
BETWEEN:

(1) CARDIOTECH INTERNATIONAL INC, a US Corporation incorporated under the laws of the State of Massachusetts and having its principal place of business at 78E Olympia Avenue, Woburn, Massachusetts MA 01801 ("the Vendor");

(2) NERVATION LIMITED (Company Number : 3961695) whose registered office is at 5/7 Grosvenor Court, Foregate Street, Chester, CH1 1HG ("the Purchaser").

WHEREAS:

(A) The Vendor is the legal and beneficial owner of the entire issued share capital of the Company (as defined).

(B) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares (as defined) on the terms and subject to the conditions set out in this Agreement.

NOW  IT  IS  AGREED  as  follows:-

1.   INTERPRETATION

     1.1. Definition
          -----------

     the following words and expressions have the following meanings, unless they are inconsistent with the context:

"Agreed Form"            means the form agreed between the parties on or prior to the date of this Agreement and initialled for the purpose of
                         identification by their respective solicitors;

"AMEX"                   means the American Stock Exchange;

"Ancillary Document"     means a document between the parties in Agreed Form and
                         to be entered into on or pursuant to Completion;

"Associate"              means any person firm or Company which is a connected
                         person (as defined in Section 839 ICTA) of the Vendor or
                         which is an associated Company of the Vendor within the
                         meaning of Section 416 ICTA but excluding the Company;

"Balance                 means the balance sheet comprising part of the Last
Sheet"                   Accounts;

"Business                means the licence in the Agreed Form to be entered into by
Name Licence"            the Vendor and the Purchaser on Completion ;


"Business"               means the business of research development, manufacturing
                         and marketing in relation to vascular access grafts and
                         peripheral grafts;

"Business Day"           means a day (other than a Saturday or a Sunday) on which
                         clearing banks are open for business in London;

"Business                means all information know how and records (whether or
Information"             not confidential and in whatever form held) including
                         (without limitation) all formulae, designs, specifications,
                         quality assurance documents, production records,    data,
                         drawings, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all
                         technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and enquiries relating to the Business and any other business
                         carried on by the Company at Completion;
"CABG"                   means the Coronary Artery Bypass Graft known as "Cardio
                         Pass" and developed by the Vendor and/or the Company ;


"CABG Option             means the option agreement in Agreed Form to be entered
Agreement                into on Completion by the Vendor and the Purchaser and
                         giving the Purchaser the option to acquire certain
                         distribution rights in respect of CABG's;

"CABG Supply             means the product development, supply and purchase
Agreement"               agreement - in Agreed Form to be entered into by  the
                         Vendor and the Purchaser on Completion for the
                         manufacture and supply of CABG's;

"Cambrian                means the leasehold property occupied by the Company
House"                   brief details of which are set out in Part II of Schedule 3;


"Chronoflex"             means the family of bio-durable polymers manufactured by
                         the Vendor in accordance with specific formulations owned
                         by or licensed to the Vendor;

"Chronoflex              means that formulation of Chronoflex referred to in Part II
RC"                      of Schedule 5 and more particularly described in the
                         Chronoflex Supply Agreements and the Ancillary
                         Documents; including the Escrow Agreement;

Chronoflex               means the patent and know how licence in Agreed Form to
Licence                  be entered into on Completion by the Vendor and the
                         Purchaser and licensing to the Purchaser certain rights in respect of Chronoflex RC:

"Chronoflex              means the supply and purchase agreement in Agreed Form
Supply                   to be entered into on Completion by  the Vendor and the
Agreement"               Purchaser for the manufacture and supply of Chronoflex
                         RC, being one of the Retained Rights;

"Companies               means the Companies Act 1985, the Companies Consolidation
Acts"                    (Consequential Provisions) Act 1985, Companies Act
                        1989 and part V of the Criminal Justice Act 1993;

"Company"                means Cardiotech International Limited (Company Number
                         : 3198267) brief details of which are set out in Schedule 1;

"Completion"             means completion of the sale and purchase of the Shares in accordance with Clause 5;

"Completion              means the date of fulfilment of the last of the Conditions,
Date"                    subject always to the other provisions of Clause 4;

"Conditions"             means those conditions precedent to Completion and more
                         particularly set out in Clause 4;


"Deed               of   means the deed of assignment between the Vendor and the
Assignment"              Purchaser in respect of the Transferred  Rights in the
                         Agreed Form;

"Deed               of   means the deed of indemnity between the Vendor, the
Indemnity"               purchaser and the Company in respect of the Intellectual
                         Property Rights and in the Agreed Form;

"Deed               of   means the deed of repayment and  release of intra group
Release"                 indebtedness in the Agreed Form;

"Deed               of   means the deed of resignation and release between Alan
Resignation"             Edwards and the Vendor in the Agreed Form;

"Deed               of   means the deed of variation releasing the Vendor from its
 Variation"              obligations under the  Parent Company Guarantees in the
                         Agreed form;

"Disclosure              the bundle of copy documents in Agreed Form and annexed
Bundle"                  to the Disclosure Letter;

"Disclosure              means the disclosure letter of the same date as this
Letter"                  Agreement from the Vendor to the Purchaser in the Agreed
                         form;.

"Dollar                  means the amount in US dollars resulting or that would
Equivalent"              result from the conversion of the relevant amount in
                         Sterling at the relevant date;

"Existing                means  all Intellectual Property used in connection with or
Rights"                  otherwise relating to the Business and  presently vesting in the Company, including but not limited to those rights,
                         more particularly set out in Part I of Schedule 5;

Escrow Agreement         means the Agreement to be entered into on Completion
                         between the Vendor, the Purchaser and the National
                         Computing Centre:


"FA"                     means Finance Act;
"Freemedic               means the  -deed of  assignment- between the -Vendor
Assignment -             Freemedic and the Purchaser- -and in the Agreed Form:
                                                      ------------------------
"ICTA"                   Income and Corporation Taxes Act 1988;

"Information             means computer hardware, software, networks and/or any
Technology"              aspect of a business which relies on computer hardware,
                         software, networks and/or other information technology
                         (whether embedded or otherwise);

"Intellectual Property"  means any patents, trade marks, service marks, registered designs, utility models, design rights, formulae,
                         specifications, copyright (including any copyright in
                         computer software), database rights, inventions, trade
                         secrets and other confidential information, know how, and
                         all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world,
                         whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for
                         infringement of any of the foregoing rights;

"Intellectual            means together the  Retained Rights, the Existing Rights
Property                 and the Transferred Rights;
Rights"

"Intra Group             means all debts liabilities or obligations outstanding as at
Indebtedness"            Completion owed by the Company - on the one hand to the
                         Vendor or any of its Associates on the other hand and vice versa;

"Investment              means those documents between inter alia the Purchaser,
Documents"               3i's and Freemedic  which will put the Purchaser in
                         sufficient funds to complete its obligations under this
                         Agreement;

"ITA"                    Inheritance Tax Act 1984;


"Last                    the financial statement of the Company prepared in
Accounts"                accordance with UK generally accepted accounting
                         principals for the accounting reference period ended on the
                         Last Accounts Date, which financial statements comprise an audited balance sheet, profit and loss account, notes and
                         auditors and directors reports, copies of which are
                         scheduled to the Disclosure Letter;

"Last Accounts           31st March 2000;
Date"

"Loan" means the intra group loan due from the Company to the Vendor in the sum of [ 1,671,659] and to be capitalized prior to Completion;

"3i's"                   means 3i Plc, 91 Waterloo Road, London, SE1 8XP;

"Management              means the management accounts of the Company prepared
Accounts"                for the period up to the Management Accounts Date;

"Management              means 30th September 2000;
Accounts
Date"

"Myolink"                means the trade mark of the same name and being a
                         Transferred Right;



"Parent                  means those guarantees and share options given by the
Company                  Vendor in respect of the liabilities of the Company and
Guarantees"              more particularly set out in Schedule 6
"Part I                  means those warranties set out in Part I of Schedule 2;
Warranties"

"Part II                 means those warranties set out in Part II of Schedule 2;
Warranties"

"Polymedica"             means Polymedica Industries Inc. of State Street, Woburn,
                         Massachusetts, USA;


"Properties"             means together Tarvin Sands and Cambrian House;

"Purchaser's             means BDO Stoy Hayward  of
Accountants"             St Peter House, St Peter Street,  Manchester, M1 5BH;

"Purchaser's             means Aaron & Partners of 5/7 Grosvenor Court, Foregate
Solicitors"              Street, Chester, CH1 1HG;

"Retained                means those Intellectual Property Rights remaining with the
Rights"                  Vendor following Completion and more particularly set out
                         in Part II of Schedule 7;

"SEC"                    means the US Securities and Exchange Commission;

"Shares"                 means the  entire issued and allotted share capital of the
                         Company at Completion;

"Sterling                means the amount in sterling resulting or that would result
Equivalent"              from the conversion of the relevant amount in US dollars on the relevant date;

"Subsidiary"             shall have the meanings given to them in S736 Companies
and "Holding             Act 1985;
Company"

"Tarvin Sands"           means the property formerly occupied by the Company,
                         brief details of which are set out in Part I of Schedule 3;


"Tax or                  means
Taxation"                (a)   within the United Kingdom, corporation tax,
                               advance corporation tax, income tax (including income tax
                               required to be deducted or withheld from or accounted
                               for in respect of any payment), capital gains tax,
                               development land tax, capital transfer tax, inheritance
                               tax, value added tax, national insurance contributions,
                               capital duty, stamp duty reserve tax, duties of customs
                               and excise, any liability arising under section 601 of the
                               Income and Corporation Taxes Act 1988, and any other
                               taxes, levies, duties, charges, imposts or withholdings
                               corresponding to, similar to, replaced by or replacing any of them, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them; and
                         (b)   outside the United Kingdom, all taxes, levies,
                               duties, imposts, charges - and withholdings of any nature
                               whatsoever, including (without limitation) taxes on gross or net income, profits or gains and taxes on receipts,
                               sales, use, occupation, franchise, value added and
                               personal property, together with all penalties, charges
                               and interest relating to any of them
                         regardless (in either case) of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Company or any other person
                         and of whether any amount in respect of any of them is
                         recoverable from any other person;

"Taxation                means any taxing or other authority (whether within or
Authority"               outside the United Kingdom) competent to impose any
                         liability in respect of Tax;

"Taxation                includes statutes (and all Regulations and arrangements
Statutes"                whatsoever made thereunder) whether of the United
                         Kingdom or elsewhere and whether enacted before or after
                         the date of this Agreement, providing for or imposing any
                         Taxation;


"TCGA"                   means the Taxation of Chargeable Gains Act 1992;

"Territory"              means anywhere in the world;


"Thermedics"             means Thermedics Inc, being a joint owner with Polymedica
                         of Patent no. USA5254662;

"Trade                   means those creditors set out in Schedule 7 where the
Creditors"               liability for payment of the amounts set out in that schedule has been assumed by the Vendor;

"Transferred             means all Intellectual Property used in connection with or
Rights"                  otherwise relating to the Business, including but not limited to those rights more particularly set out in Part III of
                         Schedule 7 but excluding the Retained Rights and Existing
                         Rights;

"Vasculink"              means the trade mark of the same name and being a
                         Transferred Right;

"VATA"                   means Value Added Tax Act 1994;

"Vendor's                means Wacks Caller of Steam Packet House, 76 Cross
Solicitors"              Street, Manchester, M2 7JU;

"Warranties"             means the warranties set out in Clause 7 and Parts I and II of Schedule 2 and given by the Vendor and "Warranty"
                         shall be construed accordingly.


     1.2.

          1.2.1. all references to a statutory provision shall be construed as including references to:

               (a) any statutory modification, consolidation or re-enactment (whether before or after the date of this agreement) for the time being in force;

               (b) all statutory instruments or orders made pursuant to a statutory provision; any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification;

          1.2.2. any reference to the Vendor includes, where appropriate, its successors and assigns;

          1.2.3. a  reference  to an  SSAP  is a  reference  to a  Statement  of
               Standard  Accounting  Practice   established  by  the  Accounting
               Standard Board;

          1.2.4. except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include firms and corporations and vice versa;

          1.2.5. unless otherwise stated, a reference to a clause or sub-clause or a Schedule is a reference to a clause or sub-clause of or a Schedule to this agreement.

     1.3. Clause headings in this agreement and in the Schedules are for ease of reference only and do not affect the construction of any provision.

2.   AGREEMENT FOR SALE

     2.1. Subject to the terms of this Agreement, the Vendor shall sell with full title guarantee and the Purchaser shall purchase the Shares free from all claims, liens, charges, encumbrances and equities and with all rights attaching to them with effect from the Completion Date.

     2.2. For  the   avoidance  of  doubt,   Part  1  of  the  Law  of  Property
          (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this Clause.

3.   CONSIDERATION

The consideration for the Shares shall be the sum of $2,900,000or the Sterling Equivalent which shall be paid by the Purchaser to the Vendor in accordance with the provision of Clause 5.4 below.

4.   CONDITIONS

     4.1. Completion of this Agreement is in all respects conditional upon the following:

          4.1.1. confirmation of a resolution having been being passed by the holders in excess of 50% of the common stock of the Vendor approving in principle the transaction proposed hereby;

          4.1.2. a letter in a form satisfactory to the Purchaser being provided by Dresdner Kleinwort Benson and consenting to the aforementioned principal terms;

          4.1.3. an opinion being provided to the Purchaser by such party and in such form as the Purchaser shall reasonably require that:-

               4.1.3.1.  all legal  and  beneficial  rights  to the  Transferred
                    Rights vest in the Vendor absolutely;

               4.1.3.2. the Transferred Rights are freely  transferable into the name of the Purchaser in accordance with the term of this Agreement and the Deed of Assignment;

               4.1.3.3. all Intellectual Property in respect of Chronoflex RC is immediately prior to Completion legally and beneficially owned by the Vendor and that such Intellectual Property includes the trade secrets relating to the formulation and manufacture of Chronoflex RC

               4.1.3.4. the Vendor is legally and beneficially entitled to grant to the Purchaser in respect of the Retained Rights under USA Patent no. 5254662 the rights specified in the Ancillary Documents.;

          4.1.4. a legal opinion from the Vendor's US Securities Counsel in a form satisfactory to, and addressed to the Purchaser that the terms of the Agreement and the Ancillary Documents comply with and have been approved by all regulatory bodies including but not limited to AMEX and the SEC or that no such approval is necessary;

          4.1.5. the completion by the parties thereto of the Investment Documents;

          4.1.6. the  capitalisation  by the Vendor and the Company of the Loan;
               and

          4.1.7. the completion by the parties named therein of the Freemedic Assignment-

     4.2. Each party shall use its reasonable endeavours to ensure that this Agreement becomes unconditional by the date specified in Clause 4.4.2 below, and will notify the Purchaser forthwith upon the satisfaction of such Conditions.

     4.3. The Purchaser shall be entitled to rescind this agreement by notice in writing to the Vendors or the Vendors' Solicitors if prior to Completion it appears that any of the Warranties is not or was not true and accurate in all material respects or if any act or event occurs which, had it occurred before the date of this Agreement, would have constituted a breach of any of the Warranties which (being capable of remedy) is not remedied prior to Completion.

     4.4. If:-

          4.4.1. any fact which would prevent any Condition from being satisfied (whether it does so because of any disclosure made in Clause 7-.4 or not) comes to the knowledge of the Purchaser; or

          4.4.2. any other conditions is not fulfilled (notwithstanding the required best endeavours in Clause 4.2) or waived on or before 17th- November 2000; either party the Purchaser may terminate this Agreement at any time thereafter by written notice to the other.

     4.5. The Purchaser may waive any of the Conditions or extend the period in which such conditions are to be satisfied by notice in writing to the Vendor or the Vendor's Solicitors.

5.   COMPLETION

     5.1. Provided that this Agreement has not been rescinded in accordance with Clause 4 Completion shall take place at the offices of the Purchaser's Solicitors within 2 working days after this Agreement has ceased to be conditional under Clause 4.1 when all the matters mentioned in the following sub-clauses shall take place.

     5.2. The Vendor shall deliver to the Purchaser:

          5.2.1. a duly completed and signed transfer in favour of the Purchaser (or as it may direct) in respect of the Shares together with the share certificate therefor.

          5.2.2. the resignations of the directors (other than Alan Edwards) from their respective offices in the Company, with a written acknowledgement from each of them in -agreed form that he has no claim against the Company in respect of breach of contract, compensation for loss of office, redundancy, unfair dismissal or on any other grounds whatsoever;

          5.2.3. the statutory books of the Company - its certificate of incorporation and company seal (if any);

          5.2.4. the title deeds if any, relating to the Company's leasehold interest in the Property;

          5.2.5. the appropriate forms to amend the mandate given by the Company to its bankers;

          5.2.6. a duly executed power of attorney in the Agreed Form;

          5.2.7. a duly executed print of the CABG Supply Agreement;

          5.2.8. a duly executed print of the CABG Option Agreement;

          5.2.9. a duly executed print of the Business Name Licence;

          5.2.10. a duly executed print of the Chronoflex Supply Agreement;

          5.2.11. a duly executed print of the Chronoflex Licence

          5.2.12. all other records, lists, information and data whether in respect of customers, suppliers, taxation or otherwise in relation to the Business which are in the possession of the Vendor, including but limited to the Business Information;

          5.2.13. a duly executed print of the Deed of Assignment;

          5.2.14. a duly executed print of the Deed of Release;

          5.2.15. a duly executed print of the Freemedic Assignment; and

          5.2.16. a duly executed print of the Deed of Indemnity.

     5.3. A Board meeting of the Company shall be held at which:

          5.3.1. such persons as the Purchaser may nominate shall be appointed additional directors;

          5.3.2. the Company shall procure the delivery to the Vendor of a duly executed print of the Deed of Release ;

          5.3.3. the transfer referred to in clause 5.2.1 shall be approved (subject to stamping); and

          5.3.4. the resignations referred to in clauses 5.2.2 shall be submitted and accepted.

     5.4. Upon completion of the matters referred to in clauses 5.1 to 5.3 (inclusive);

          5.4.1. the Purchaser shall provide to the Vendor's Solicitors:-

               (a) by way of telegraphic transfer the balance of the consideration referred to Clause 3 (or its Dollar Equivalent) after payment of those monies referred to in Clause 5.4.2 to 5.4.4 (inclusive).

               (b)  a duly executed print of the CABG Supply Agreement;

               (c)  a duly executed print of the Business Name Licence;

               (d)  a duly executed print of the Chronoflex Supply Agreement;

               (e)  a duly executed print of the Chronoflex Licence

               (f)  a duly executed print of the Deed of Assignment;

               (g)  a duly executed print of the CABG Option Agreement;

               (h)  a duly executed print of the Freemedic Assignment; and

               (i)  a duly executed print of the Deed of Indemnity.

          5.4.2. the Purchaser shall advance to the Company the sum of $130,459 (or its Sterling Equivalent) in satisfaction of the Vendor's liability to the Trade Creditors such sum being part payment of the consideration referred to in Clause 3;

          5.4.3. the Purchaser shall pay the sum of $700,000 or its Sterling Equivalent to such account and in such manner as is referred to in Clause 6 below, such sum being part payment of the consideration referred to in Clause 3; and.

          5.4.4. the Purchaser shall pay the sum of $2,053,713 plus any accrued but unaccounted for interest directly to Dresdner Kleinwort Benson, to such account and in such manner as they reasonably require, such sums being the balance of the consideration referred to in Clause 3 .

     5.5. The Purchaser may in its absolute discretion waive any requirement contained in clauses 5.1 to 5.3, and shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this Agreement, but may instead rescind this agreement without prejudice to any other remedy it may have.

     5.6. On or as soon as reasonably practicable following Completion, the Purchaser shall deliver to the Vendor duly executed Deeds of Variation in respect of the Parent Company Guarantees, and pending such execution the Purchaser shall indemnify and hold harmless the Vendor from and against any liability, claims, damages, awards and reasonable costs properly incurred by or made against the Vendor directly as a result of any calls made pursuant to such Parent Company Guarantees.

6.   RETENTION

     6.1. In accordance with Clause 5.4.3 above, upon Completion, the Purchaser shall pay the Sterling Equivalent of the sum of US$700,000 into a designated deposit account in joint names of the Vendor's Solicitor and the Purchaser's Solicitors, such funds to be dealt with in accordance with this Clause 6.

     6.2. Subject as provided herein, the Purchaser may apply all or part of the retention referred to above in recouping any amount lawfully due to it under or by reason of any claim either pursuant to those Part I Warranties contained in paragraph 4 thereof, or those obligations and warranties contained in the Deed of Assignment, any amount so applied shall pro tanto satisfy the liability concerned.

     6.3. Any interest earned on the retention shall accrue to and form part of the retention and shall be available to satisfy any such claims, and such interest (net of any tax required by law to be deducted therefrom) shall accordingly belong to the Vendor subject to the provisions of this Agreement.

     6.4. In the event that the Purchaser shall not have notified the Vendor in writing of any claim referred to in Clause 6.2 above and issued proceedings in respect thereof within 18 months following the Completion Date, the retention shall be released to the Vendor. If the Purchaser shall have so notified any such claim the Vendor and the Purchaser shall -agree the amount claimed or in the absence of any agreement shall be referred by either of them to the President for the time being of the Institute of Chartered Accountants in England and Wales who shall act as expert not as arbitrator and whose opinion shall be binding on the parties and any balance shall be so released on that date. Upon final determination of the total amount (if any) falling to be applied by the Purchaser under this Clause 6, any balance of the retention shall be released to the Vendor provided that no amount shall be released before the expiry of such 18 month period.

     6.5. Any sums paid out from the retention to satisfy a liability arising pursuant to Clause 6.2 shall only be made either upon an order of any court of competent jurisdiction or pursuant to a consent order or other written agreement between the parties.

7.   WARRANTIES AND UNDERTAKINGS

     7.1. The Vendor hereby warrants and undertakes to the Purchaser that:

          7.1.1. the Vendor has and will at Completion have full power and authority to enter into and perform this Agreement;

          7.1.2. The Shares will at Completion constitute the whole of the issued and allotted share capital of the Company;

          7.1.3. there is and at Completion will be no pledge, lien or other encumbrance on, over or affecting the Shares and there is and at Completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made any person to be entitled to any of the foregoing;

          7.1.4. the Vendor will be entitled to transfer the full legal and beneficial ownership of the Shares to the Purchaser on the terms of this Agreement;

          7.1.5. save - as clearly and -fairly set out in the Disclosure Letter, the Part II Warranties and those set out in paragraphs 6 to 23 of the Part I Warranties are true and accurate in all material respects at the date of this Agreement, and will continue to be so up to and including the Completion Date;

          7.1.6. the Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Part II Warranties or those Warranties in paragraphs 6 to 23 of Part I to be breached if and to the extent that such fact, matter or circumstance has been properly disclosed to the Purchaser in accordance with Clause 7.1.5 above, save in the case of any fraud or dishonesty on the part of the Vendor or its agents or advisers.

          7.1.7. For the avoidance of doubt, those Warranties set out in paragraph 1 to 5 (inclusive of Part I of Schedule 2) are true and accurate in all respects at the date of this Agreement and will continue to be so up to and including the Completion Date.

     7.2. The Vendor undertakes in relation to any Warranty which refers to the knowledge, information belief or awareness of the Vendor, that it has made all reasonable enquiry into the subject matter of that Warranty, and that where reference is made to actual knowledge no specific enquiry into the subject matter of that Warranty has been made.

     7.3. Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause contained in this agreement shall govern or limit the extent or application of any other clause.

     7.4. The Vendor undertakes with the Purchaser that it will promptly disclose in writing to the Purchaser any event or circumstance, which becomes known to it after the date of this Agreement and prior to Completion, which is inconsistent with any of the Warranties or the contents of the Disclosure Letter or which might be material to be known by a purchaser for value of the Shares.

     7.5.

          7.5.1. The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, by any investigation made by it or on its behalf into the affairs of the Company, by its rescinding, or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

          7.5.2. The Purchaser shall not be entitled to make any claim for breach of Warranty where it has actual knowledge of any matter or thing as at the date of this Agreement which would give rise to any such claim, provided that the limitations contained in this Clause 7.5.2 shall not apply to any claim made pursuant to those warranties contained in paragraph 4 of the Part I Warranties or those obligations and warranties contained in the Deed of Assignment.

     7.6. If following Completion, the Purchaser becomes aware that there has been any breach of the Warranties or any other term of this Agreement, the Purchaser shall not be entitled to rescind or terminate this Agreement for breach of any of the Warranties or under the provisions of the Misrepresentation Act 1967 or for any other reason whatsoever, but shall be entitled to claim damages or exercise any other right, power or remedy under this Agreement or as otherwise provided by law.

     7.7. None of the information supplied by the Company or its professional advisers prior to the date of this Agreement to the Vendor or its agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business affairs of the Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Company to the Vendor, and the Vendor waives any claims against the Company which it might otherwise have in respect of it.

     7.8. For the avoidance of doubt, neither the Disclosure Letter nor any matter revealed by it shall apply to, or in any way limit any liability of the Vendor pursuant to paragraphs 1 to 5 (inclusive) of the Part I Warranties.

     7.9. The Vendor agrees to indemnify and keep indemnified the Purchaser and by way of a separate indemnity the Company from and against all losses, liabilities, costs, charges, expenses, actions, proceedings, claims and demands which it or they may suffer or incur arising out of any breach of the Part I Warranties.

     7.10.Whether in its capacity as shareholder or through its appointees to the board of directors thereof, the Vendor shall exercise its voting rights so as to procure so far as it is able, that the Company shall not at any time prior to Completion without the prior written consent of the Purchaser:

          7.10.1. incur any expenditure on capital account or enter into any commitments so to do;

          7.10.2. dispose of or agree to dispose of or grant any option in respect of any part of its assets except in the ordinary course of trading;

          7.10.3. borrow any money or make any payments out of or drawings on its bank accounts other than routine payments;

          7.10.4. enter into any unusual or abnormal contract or commitments or:

               (i) grant or agree to grant any lease or third party right in respect of the Properties or either of them or assign or agree to assign or otherwise dispose of the same;

               (ii) make any loan;

               (iii)enter  into any  leasing,  hire  purchase  or other  finance agreement.

          7.10.5. declare, make or pay any dividend or other distribution to the Vendor;

          7.10.6. grant or issue or agree to grant or issue any mortgages, charges, debentures or other securities for money or redeem or agree to redeem any such securities or give or agree to give any guarantees or indemnities;

          7.10.7. make any change in the terms and conditions of employment or pension benefits of any of its directors or employees or employ or terminate (other than for good cause) the employment of any person;

          7.10.8. create issue or grant any option in respect of any class of share or loan capital or agree to do so; or

          7.10.9. in any other way depart from the ordinary course of its respective day to day business either as regards the nature scope or the manner of conducting the same; and

     7.11.The Vendor shall not at any time prior to Completion without the prior written consent of the Purchaser:-

          7.11.1. dispose or purport to dispose of any interest in the Shares or any of them or grant any option over or mortgage, charge or otherwise encumber the Shares or any of them;

          7.11.2. permit the Company to pass any resolution in general meeting:

          7.11.3. raise any management or other charge against the Company

     7.12. Pending Completion the Vendor shall procure that:-

          7.12.1. the Purchaser its agents and representatives are given full access to Cambrian House and to the books, records and Business Information of the Company upon reasonable notice during normal business hours:

          7.12.2. the Purchaser is furnished with weekly cash returns and profit and loss accounts and such other information regarding the business and affairs of the Company as the Purchaser may reasonably require;

          7.12.3. the Purchaser is furnished with a list of all proposed payments together with a copy of the invoice to which each payment relates prior to payment being made;

          7.12.4. no cheque payments are made and no new standing order or direct debit payments are entered into by the Company without the prior written approval of the Purchaser which shall not be unreasonably withheld or delayed where payment is in accordance with the Company's normal credit terms;

          7.12.5. the Company maintains in force all the insurance policies referred to in the Disclosure Letter.

     7.13.In accordance with Clause 14, the rights or benefits of or under the Warranties and the covenants in Clause 7.1 may be assigned (together with any cause of action arising in connection with any Warranty or covenant) by the Purchaser to its successors in title or any purchaser from the Purchaser or to any Subsidiary or Holding Company or a fellow Subsidiary of the same Holding Company of the Purchaser.

     7.14.If in respect of or in connection with any breach of any of the Warranties any amount payable to the Purchaser and/or the Company by the Vendor is subject to Taxation, such additional amounts should be paid to the Purchaser and/or the Company by the Vendor so as to ensure that the net amount received by the Purchaser and/or the Company is equal to the full amount payable to the Purchaser and/or the Company under this Agreement.


8.   PROVISION OF BUSINESS INFORMATION

During  the  period  2  years  after  Completion:

     8.1. if any Business Information required for the Business is not in the possession of the Purchaser or the Company or is readily discoverable by the Purchaser or the Company, but is in the possession of or under the control of or available to the Vendor, the Vendor shall procure so far as reasonably practicable that such Business Information is provided to the Purchaser promptly on request; and

     8.2. if any books or records of the Vendor contain Business Information required for the Business the Vendor shall procure that copies of such books or records are given to the Purchaser promptly on request.


9.   RESTRICTIVE COVENANTS

     9.1. For the purpose of assuring to the Purchaser the full benefit of the businesses and goodwill of the Company, the Vendor undertakes by way of further consideration for the obligations of the Purchaser under this Agreement as separate and independent agreements that it will not directly or indirectly without the Purchasers consent, not to be unreasonably withheld or delayed:

          9.1.1. at any time after Completion disclose to any person, or itself use for any purpose, and shall use its best endeavours to prevent the publication or disclosure of, any Business Information which may, or may have, come to its knowledge;

          9.1.2. for a period of 3 years after Completion either on its own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Company or provide in competition with the Company any service or product involving or in connection with the Business to any person who to its knowledge is now or has during the 12 months preceding the date of this Agreement been a client or customer , or is or has been in the habit of dealing with, the Company;

          9.1.3. for a period of 3 years after Completion, either alone or jointly with or as manager, agent for or employee of any person, directly or indirectly carry on or be engaged or concerned or interested in the Business within the Territory.

          9.1.4. for a period of 12 months after Completion, solicit or entice away from the employment of the Company any person who is a senior employee, consultant to or officer of the Company; or

          9.1.5. knowingly assist any other person to do any of the foregoing things.


     9.2. Each undertaking contained in this Clause 9 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Vendor.

     9.3. The restrictions contained in this Agreement shall be in addition to and not in substitution for any other restrictions upon the Vendor contained in the Ancillary Document, provided that in the event of any conflict between the provisions of this Clause 9 and the terms of such Ancillary Document the provisions of the latter documents shall prevail, and provided further that the restrictions in this Clause 9 shall not apply to matters done by the Vendor in carrying out its obligations or exercising its rights pursuant to such Ancillary Documents


10.  VENDOR'S PROTECTION

     10.1.The Vendor and the Purchaser agree that the provisions of Schedule 4 shall apply in respect of the Part II Warranties.

     10.2.The Vendor and the Purchaser further agree that Clauses 1,2,3, 4, 5 and 6 of Schedule 4 (but for the avoidance of doubt no other provisions of that Schedule) shall apply in respect of the Part I Warranties.


11.  ANNOUNCEMENTS

     11.1.Subject to Clause 11.2 no announcement concerning the sale of the Shares or any ancillary matter shall be made by the Vendor without the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed.

     11.2.Each party may make an announcement  concerning the sale of the Shares or any ancillary matter if required by:-

          (i)  the law of any relevant jurisdiction; or

          (ii) any securities exchanged or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the London Stock Exchange (or its successor or assign), SEC or AMEX, whether or not the requirements has the force of law

          PROVIDED  THAT  any  such  announcement   shall  be  made  only  after
          consultation with the other parties.

     11.3.The restrictions contained in this clause shall continue to apply after the Completion of the sale and purchase of the Shares under this Agreement without limit in time.


12.  EFFECT OF COMPLETION

Any provision of this Agreement and other document referred to in it and any matter contemplated thereby which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding completion.


13.  REMEDIES AND WAIVERS

     13.1.No delay or omission on the part of either party to this Agreement in existing any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:-

          (i)  impair such right, power or remedy; or

          (ii) operate as a waiver thereof;

     13.2.The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     13.3.The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.


14.  ASSIGNMENT

     14.1.All or any part of the rights or benefits  of or under this  Agreement and any Ancillary Documents, including without limitation the Warranties, may be assigned (together with any cause of action arising in connection with any of them) by the Purchaser to a Subsidiary or Holding Company, or a fellow Subsidiary of the same Holding Company, of the Purchaser, but are otherwise non assignable.

     14.2. Obligations under this Agreement shall not be assignable.


15.  FURTHER ASSURANCE

The Vendor shall from time to time at its own cost, on being required to do so by the Purchaser, do or procure the doing of all such acts and/or things within its power including the execution of all such documents in a form satisfactory to the Purchaser as are necessary for giving full effect to this agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this agreement.

16.  ENTIRE AGREEMENT

     16.1.For the purpose of this Clause, "Pre-contractual Statement" means a draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the Share Purchase Documents or any of them (as defined in Clause 16.2 below) made or given by a party to any of the Share Purchase Documents or any other person at any time prior to execution of the Share Purchase Documents.

     16.2.This  Agreement,  and the  Ancillary  Documents  (together  the "Share
          Purchase Documents") constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

     16.3.Except to the extent repeated in any of the Share Purchase Documents, the Share Purchase Documents supersede and extinguish any prior Pre-Contractual Statement relating thereto.

     16.4.Each of the  parties  acknowledges  that in  entering  into the  Share
          Purchase Documents or any of them on the terms set out therein, it is not relying upon any Pre-contractual Statement which is not expressly set out therein.

     16.5.No party shall have any right of action against any other party to any of the Share Purchase Documents arising out of or in connection with any Pre-Contractual Statement (except in the case of fraud).

     16.6. This Agreement may only be varied in writing signed by each party.


17.  NOTICES

     17.1.A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered by hand or sent by first class post, pre-paid recorded delivery (or by airmail if sent to an address outside the United Kingdom) or by facsimile to the party due to receive the notice or communication, at its address set out in this Agreement or at such other address specified by that party by prior written notice to the other.

     17.2.In the absence of evidence of earlier receipt, a notice or other communication is deemed given:-

          (i) if delivered by hand, at the time of actual delivery to the address referred to in this Agreement;

          (ii) if sent by mail except airmail, two Business Days after posting it;

          (iii) if sent by airmail, ten Business Days after posting it; and

          (iv) if sent by facsimile, on production of a transmission report from the machine which sent the facsimile indicating that the facsimile was sent in its entirety to the facsimile number of the recipient.

     17.3.The Vendor agrees that for the purposes of this Agreement, or any Ancillary Documents, any notice to be made or given to the Vendor shall be deemed to have been validly made or given if sent to the Vendor's Solicitors notwithstanding any failure to send any such notice to the Vendor or the non-receipt of any such notice by the Vendor.


18.  CONFIDENTIALITY

     18.1.Subject to Clause 18.2 each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this agreement which relates to:-

          (i)  the provisions of this Agreement;

          (ii) the negotiations relating to this Agreement; or

          (iii) the other party

     18.2.A party may disclose information which would otherwise be confidential if and to the extent such disclosure is:-

          (i)  required by the law of any relevant jurisdiction;

          (ii) required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, including (without limitation) the London Stock Exchange (or its successor or assign) the SEC or AMEX whether or not the requirement for information has the force of law;

          (iii)required to vest the full benefit of this Agreement in any party;

          (iv) disclosed to the professional advisers, auditors and bankers of such party;

          (v) of information which has already come into the public domain through no fault of that party; or

          (vi) approved by all the other parties having given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed.

     PROVIDED THAT any such information disclosed pursuant to paragraphs 18.1 and 18.2 shall be disclosed only after consultation with the other party.


19.  COSTS AND EXPENSES

Each of the parties shall pay its own costs and expenses (including, but not limited to, the fees of all external legal advisers and their out-of-pocket expenses) in relation to the negotiations leading up to the sale of the Shares and to the preparation, execution and carrying into effect of this agreement and all other documents referred to in it and the Vendor confirms that no expense of whatever nature relating to the sale of the Shares has been borne or is payable by the Company.


20.  COUNTERPARTS

     20.1.This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

     20.2.Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.


21.  INVALIDITY

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:-

     (i) the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

     (ii) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.


22.  CHOICE OF GOVERING LAW

This agreement shall be governed by and construed in accordance with English law.

23.  JURISDICTION

The parties to this agreement irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement and that accordingly any Proceedings may be brought in such courts. Nothing contained in this Clause shall limit the right of the Purchaser or the Vendor to take proceedings in any other court of competent jurisdiction, nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first before written.

SIGNED  by  or  on  behalf  of
CARDIOTECH
INTERNATIONAL  INC
in  the  presence  of:-
Signature
Witness
Address
Full  Name
Occupation
Title


SIGNED  by  or  on  behalf  of
NERVATION  LIMITED
 in  the  presence  of:-
Signature
Witness
Address
Full  Name
Occupation
Title

                                   SCHEDULE 1
                                   ----------
                             DETAILS OF THE COMPANY
                             ----------------------

NAME  :                      CARDIOTECH  INTERNATIONAL  LIMITED
-------                      ----------------------------------

REGISTERED  NO.  :           3198267
------------------           -------

REGISTERED  OFFICE  :        5/7  GROSVENOR  COURT
---------------------        ---------------------
                             FOREGATE  STREET
                             ----------------
                             CHESTER
                             -------
                             CH1  1HG
                             --------

DIRECTORS  :                 ALAN  EDWARDS
------------                 -------------
                             MICHAEL  SZYCHER
                             ----------------
                             MICHAEL  ADAMS
                             --------------

SECRETARY  :                 IAN  VICARY
------------                 -----------

AUTHORISED SHARE CAPITAL :   [  1,671,759]
------------------------------------------


ISSUED  SHARE  CAPITAL  :    [  1,671,759  ORDINARY  SHARES  OF  1.00  EACH]
----------------------------------------------------------------------------


SHAREHOLDERS                 [ CARDIOTECH  INTERNATIONAL  INC.]
---------------------------------------------------------------

                                   SCHEDULE 2
                                   ----------

                                  (WARRANTIES)
                                  ------------

                                PART I WARRANTIES
                                -----------------

1.   OWNERSHIP OF THE SHARES

The  Vendor  is  thesole  legal  and  beneficial  owner  of  the  Shares.

2.   CAPACITY OF THE VENDOR
     ---------------

The Vendor has the requisite power and authority to enter into and perform its obligations under this Agreement.

3.   PROPERTY
     -------

The Company is under no liability whether actual or contingent in respect of Tarvin Sands and whether arising directly or indirectly as a result of the occupation of that property by the Company, the Vendor or by any other party.

4.   INTELLECTUAL  PROPERTY
     ----------------------

     4.1. The Vendor is legally and beneficially entitled to the Retained Rights and has full right title and authority to perform its obligations whether under this Agreement or the Ancillary Documents to the extent that those obligations relate to the Retained Rights.

     4.2. The use by the Vendor of the Retained Rights in the performance of its obligations pursuant to this Agreement and the Ancillary Documents does not infringe the Intellectual Property rights of any third party.

     4.3. The rights to Chronoflex RC are wholly owned by the Vendor, are confidential and proprietary in nature and constitute a valid and enforceable trade secret.

     4.4. The Intellectual Property Rights are all of the rights necessary for the Company to carry on the Business.

     4.5. The Vendor is neither the legal owner nor licensee of any Intellectual Property rights and will not assert against the Company any Intellectual Property rights, other than the Retained Rights, which will or could affect the Company's ability to carry on the Business.

     4.6. The Existing Rights are a definitive list of of all rights in any Intellectual Property (other than copyright and unregistered designs) owned by the Company.

     4.7. Details of all licences granted to or by the Company in respect of any Intellectual Property are scheduled to the Disclosure Letter.

     4.8. All rights in all Intellectual Property and Business Information owned or otherwise required for the Business are beneficially owned, vested in or validly granted or licensed by third parties to the Company and are not subject to any limit as to time or any other material limitation, right of termination (including, without limitation, on any change in the underlying ownership or control of the Company) or restriction and all renewal fees and steps required by the Company to be paid or taken for their maintenance or protection have been paid and taken.

     4.9. All rights in Intellectual Property and all Business Information owned or otherwise required for the Business is in the possession of the Company and the Company is not a party to any confidentiality or other agreement or subject to any duty (other than any statutory duties) which restricts the free use or disclosure of any of that Business Information.

     4.10.Except  as set  out in the  Disclosure  Letter,  the  Company  has not
          granted any licence or permitted any sub-licence nor is it obliged to grant any licence, consent for sub-licence or assignment in respect of any Intellectual Property owned or otherwise required for the Business nor has it disclosed or is obliged to disclose any Business Information required for the Business to any person, other than its employees for the purpose of carrying on its business or its professional advisers.

     4.11.The  Company  is  not  in  breach  of  any  licence,   sub-licence  or
          assignment to which it is a party in respect of any Intellectual Property owned or required for the Business or of any agreement to which the Company is a party under which any Business Information was or is to be made available to it.

     4.12.The Company has not at any time during the past four years, received notice of any unauthorised use or infringement by any person of any of the Intellectual Property or Confidential Business Information owned or otherwise required for the Business.

     4.13.So far as the Vendor is aware the Company's records, systems, controls, data or information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

     4.14.So far as the Vendor is aware the Company has, if required to do so under the Data Protection Act 1998, duly registered as a data user and has complied with the data protection principles as set out in that Act.

     4.15.So far as the Vendor is aware all computer hardware, software networks or other information technology used by or required to carry on the Business and fulfil its existing contracts and commitments is either owned by or validly leased or licensed to the Company

5.   PRE 1996 ACCOUNTS AND TAX
In respect of the period prior to March 1996, the Vendor hereby repeats those Warranties set out in paragraphs 6 to 23 (inclusive) below mutatis mutandis, provided that where any reference is made to the knowledge of the Vendor (whether actual or not) such knowledge limitation shall not be deemed to apply to those pre March 1996 warranties referred to herein.

6.   THE ACCOUNTS AND TAX

So  far  as  Vendor  is  aware:
-----------

     6.1. Save for Taxation on the profits of the Company attributable to the period after the Last Accounts Date, the Company has no liability in respect of Taxation (whether actual or contingent) and, in particular, has no outstanding liability for:-

          6.1.1. Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Last Accounts Date or in respect of any period starting before the Last Accounts Date; or

          6.1.2. for purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the Last Accounts Date that is not disclosed, noted or provided for in the Last Accounts.

     6.2. The amount of the provision for deferred Taxation in respect of the Company contained in the Last Accounts was, at the Last Accounts Date, in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by the Company and, in particular, was in accordance with SSAP 15 (or any replacement of it instituted by the Accounting Standard Board).

     6.3. If all facts and circumstances which are now known to the Company or the Vendor had been known at the time the Last Accounts were drawn up, the provision for deferred Taxation that would be contained in the Last Accounts would be no greater than the provision which is so contained.

7.   TAX EVENTS SINCE THE LAST ACCOUNTS DATE

So  far  as  the  Vendor  is  aware,  since  the  Last  Accounts  Date:-

     7.1. the Company has not declared, made or paid any distribution within the meaning of ICTA 1988;

     7.2. no accounting reference period of the Company has ended;

     7.3. there has been no disposal by the Company of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

     7.4. no disposal by the Company has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Last Accounts if such disposal or other event had been planned or predicted at the Last Accounts Date;

     7.5. the Company has not made any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax, or be deductible as a management expense of an investment company;

     7.6. the Company has not been a party to any transaction for which any tax clearance provided for by statute could have been obtained where such a tax clearance has not been obtained;

     7.7. the Company has not paid or become liable to pay any interest or penalty in connection with any tax, has otherwise paid any tax after its due date for payment or owes any tax the due date for payment of which has passed;

     7.8. no event has occurred which will give rise to a tax liability on the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company.

8.   TAX RETURNS, DISPUTES, RECORDS AND CLAIMS.

So  far  as  the  Vendor  is  aware:

     8.1. The Company has made or caused to be made all returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any revenue authority, including (but without limitation) the Inland Revenue and the Customs & Excise;

     8.2. There is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any revenue authority regarding liability or potential liability to any tax or duty (including in each case penalties or interest) recoverable from the Company or regarding the availability of any relief from tax or duty to the Company and there are no circumstances which make it likely that any such dispute or disagreement will commence;

     8.3. The Company has sufficient records relating to past events, including any elections made, to calculate the tax liability or relief which would arise on any disposal or on the realisation of any asset owned at the Last Accounts Date by the Company or acquired by the Company since that date but before Completion;

     8.4. The Company has submitted all claims and disclaimers or withdrawals of claims which have been assumed to have been made for the purposes of the Last Accounts;

     8.5. The Company has not made any election to waive exemption in relation to any land in accordance with paragraph 2 of Schedule 10 VATA 1994;

     8.6. The amount of tax chargeable on the Company during any accounting period since the incorporation of the Company has not, to any material extent, depended upon any concession, agreement or other formal or informal arrangement with any revenue authority, including (but without limitation) the Inland Revenue or the Customs and Excise.

9.   STAMP DUTY AND STAMP DUTY RESERVE TAX

     9.1. All documents which cannot be relied upon all or certain legal proceedings or which are not eligible for registration unless stamped and which are in the possession of the Company or by virtue of which the Company has any right have been duly stamped;

     9.2. Since the Last Accounts Date the Company has not incurred any liability to stamp duty reserve tax.

10.  VALUE ADDED TAX

     10.1.The Company is registered for the purpose of VATA 1994 and has made, given, obtained and kept full, complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and has not been required by the Commission of Customs & Excise to give security under paragraph 4 of Schedule 11 VATA 1994.

     10.2.The  Company  has never  been  treated  as a member  of a group  under section 43 VATA 1994 and no application has ever been made for the Company to be so treated.

     10.3.The Company has not within the two years  ending on the Last  Accounts
          Date been in default in respect of any prescribed accounting period as mentioned in section 59 or section 59A VATA 1994.

     10.4.Full details of any claim for bad debt relief made by the Company under section 36 VATA 1994 have been disclosed in writing to the Purchaser in the Disclosure Letter.

     10.5.The Company has not made any election to waive exemption in relation to any land in accordance with paragraph 2 of Schedule 10 VATA 1994.

     10.6.The Disclosure Letter contains full details of any assets of the Company to which the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) apply and in particular:-

          10.6.1. the identity (including in the case of leasehold property, the term of years), date of acquisition and cost of the asset; and

          10.6.2. the proportion of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

11.  DUTIES

So far as the Vendor is aware, to the extent that such payments are due from the Company, all value added tax, import duty and other taxes or charges payable to H.M. Customs & Excise upon the importation of goods and all excise duties payable to H.M. Customs & Excise in respect of any assets (including trading stock) imported, owned or used by the Company have been paid in full.

12.  TAX ON DISPOSAL OF ASSETS

So far as the Vendor is aware, on a disposal of all its assets by the Company for:-

     12.1.in the case of each asset  owned by the  Company at the Last  Accounts
          Date, a consideration equal to the value attributed to that asset in preparing the Last Accounts; or

     12.2.in the case of each asset acquired since the Last Accounts Date, a consideration equal to the consideration given for the acquisition then either:-

          12.2.1. in respect of any asset falling within (i) above, the liability to tax (if any) which would be incurred by the Company in respect of that asset would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Taxation as stated in the Last Accounts; or

          12.2.2. in respect of any asset within (ii) above, no tax liability would be incurred by the Company in respect of that asset.

13.  REPLACEMENT OF BUSINESS ASSETS

So far as the Vendor is aware, full particulars of each claim under section 115 or 116 CGTA 1979 or under sections 152 or 153 of the TCGA 1992 made prior to the date of this Agreement to which section 117 CGTA 1979 or section 154 TCGA 1992 applies and which affects any asset which was owned by the Company on or after the Last Accounts Date (except where the held over gain is treated as having accrued prior to the Last Accounts Date) have been disclosed in writing to the Purchaser in the Disclosure Letter.

14.  DISTRIBUTIONS

     14.1.Since its incorporation, the Company has not made any repayment of share capital to which Section 210(1) ICTA 1988 applies or issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of Part VI ICTA 1988;

     14.2.No part of the amount payable on redemption of any share capital or security of the Company will be a distribution, as defined in ICTA 1988.

15.  CLOSE COMPANY

     15.1.So far as the Vendor is aware, the Company has requested its Inspector of Taxes to proceed under paragraph 16 of Schedule 19 ICTA 1988 in relation to every accounting period ended within six years before the date of this Agreement, and to which this paragraph applies, no apportionment in respect of any such period can now be made and no such apportionment will become possible otherwise than in consequence of the cessation of any trade or business after the date of this agreement;

     15.2.The  Company  has no  outstanding  loan to  which  the  provisions  of section 419 ICTA 1988 would apply (loans to participators etc);

     15.3.The Company is not a close  investment  holding  company as defined in section 13A ICTA 1988.

16.  NON DEDUCTIBLE REVENUE OUTGOINGS

So far as the Vendor is aware, the Company is not under any obligation to make any future payment which will be prevented (whether on the grounds of being a distribution, or for any other reason) from being deductible for corporation tax purposes, whether as a deduction in computing the profits of a trade or as an expense of management or as a charge on income or as a non-trading debit under Chapter II Part IV Finance Act 1996, by reason of any statutory provision, other than section 74(f) ICTA 1988 (capital)

17.  DEDUCTIONS AND WITHHOLDINGS

So far as the Vendor is aware, The Company has made all deductions in respect, or on account, of any tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

18.  RESIDENCE

So far as the Vendor is aware, the United Kingdom is the only country whose tax authorities seek to charge tax on the world-wide profits or gains of the Company and the Company has never paid tax on income profits or gains to any tax authority in any other country except the United Kingdom.

19.  DEMERGER

So far as the Vendor is aware, the Company has not been concerned in an exempt distribution (as defined in section 214( 4) ICT A 1988)

20.  NON-ARM'S LENGTH TRANSACTIONS

So far as the Vendor is aware, the Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset, services or facilities.

21.  INTRA-GROUP TRANSACTIONS

So far as the Vendor is aware, the Company has not, at any time since its incorporation, acquired any asset from any other company which was, at the time of the acquisition, a member of the same group of companies as that member for the purposes of any tax.

22.  ASSOCIATED COMPANIES

So far as the Vendor is aware, neither the Vendor nor any person or persons connected with it has control of an associated company of the Company within the meaning of section 13 ICTA 1988.

23.  INHERITANCE TAX

So   far as the Vendor is aware:

     23.1.There is no Inland Revenue charge as defined in section 237 of the Inheritance Tax Act 1984 outstanding in respect of any asset of the Company or in respect of the Shares.

     23.2.There are not in any existence any circumstances whereby the power mentioned in section 212(1) Inheritance Tax Act 1984 could be exercised in relation to any assets of the Company or in relation to the Shares.

                               PART II WARRANTIES
                               ------------------


1.   CAPACITY OF THE VENDOR


     2.1 The execution and delivery of, and the performance by the Vendor of its obligations under this Agreement and the Ancillary Documents, will not:-


          (i) result in a breach of, or constitute a default under, any instrument to which the Vendor or the Company is a party or by which the Vendor or the Company is bound;

          (ii) result in a breach of any order, judgment or decree of any court or governmental agency to which the Vendor or the Company is a party or by which the Vendor or the Company is bound; or

          (iii)require the consent of the shareholders of the Company or of any other persons.

2.   ARRANGEMENTS BETWEEN THE COMPANY AND THE VENDOR

          No indebtedness (actual or contingent) and no contract or arrangement is outstanding between the Company and the Vendor.

3.        OTHER INTERESTS OF VENDOR

          Save for the business carried on by the Vendor as contemplated by any of the Agreed Form documents, the Vendor has no interest, direct or indirect, in any business which competes with the Business or intends to acquire any such interest. No person connected with the Vendor has any such interest or, so far as the Vendor is aware, intends to acquire any such interest.

4.   GROUP STRUCTURE, ETC.

     4.1 The Shares comprise the whole of the issued and allotted share capital of the Company and all of them are fully paid up or credited as fully paid up.

     4.2 There is no agreement or commitment outstanding to which the Vendor is a party which calls for the allotment, issue or transfer of, or affords to any person the right to call for the allotment or issue of, any shares (including the Shares) or debentures in or securities of the Company.

     4.3 So far as the Vendor is actually aware the Company does not act or carry on business in partnership with any other person nor is it a member of any corporate or unincorporated body, undertaking or association nor holds or is liable on any share or security which is not fully paid up or which carries any liability.

     4.4 So far as the Vendor is actually aware the Company does not have any branch., agency, place of business or permanent establishment outside the United Kingdom.

5.   OPTIONS, MORTGAGES AND OTHER ENCUMBRANCES

          There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.



6.   ACCURACY AND ADEQUACY OF INFORMATION

     6.1 The information given in Schedule 1 is true and accurate in all respects.

     6.2 The copy of the memorandum and articles of association of the Company is contained in the Disclosure Bundle.



7.   ACCOUNTS

     7.1  The Accounts:.

          (i) were prepared in accordance with the provisions of the Companies Acts and accountancy principles generally accepted in the United Kingdom at the Last Accounts Date and commonly adopted by companies carrying on businesses similar to those carried on by the Company;

          (ii) make provision reasonably regarded as adequate for bad and doubtful debts and make proper provision for Taxation on profits (whether of an income or capital nature) relating to any period ending on or before the date to which they are made up;

          (iii)showed a true and fair view of the assets and liabilities of the Company at the Last Accounts Date; and

          (iii) are not affected by any unusual or non-recurring items.

     7.2  So far as the Vendor is aware at the Last  Accounts  Date the  Company
          had  no  outstanding   capital  commitment  which  is  not  adequately
          disclosed or provided for in the last Accounts;

     7.3 So far as the Vendor is aware the accounting records of the Company have been kept on a proper and consistent basis (no change in the methods or bases of valuation or accountancy treatment having been made since incorporation), are up-to-date and contain all matters required by the Companies Acts to be entered in them.

     7.4 So far as the Vendor is aware the Management Accounts were prepared after due and careful enquiry in accordance with the accounting principles generally accepted in the United Kingdom and accurately represent the state of affairs and profits or losses of the Business as at the Management Accounts Date.

8.   EVENTS SINCE THE LAST ACCOUNTS DATE

     8.1 Since the Last Accounts Date so far as the Vendor is aware:- (i) save for the losses incurred in the ordinary course of trading there has been no material adverse change in the financial or trading position of the Company;

          (ii) the business of the Company has been carried on in the ordinary and usual course and no unusual or unduly onerous contract differing from the routine contracts necessitated by the nature of its trade has been entered into by the Company;

          (iii)no asset of a value in excess of 7500 has and no assets with an aggregate value in excess of 15,000 have been acquired or disposed of on capital account or has been agreed to be acquired or disposed of

          (iv) no debts or other receivables of the Company have been factored or sold or agreed to be sold;

          (v) no resolution of the Company in general meeting has been passed other than resolutions relating to the routine business of annual general meetings;

          (vi) no change in the accounting reference period of the Company has been made; and



     8.2 So far as the Vendor is aware all book debts shown in the Last Accounts have been realised for an aggregate sum not being less than that shown in the Last Accounts.

9.   CONTRACTS AND COMMITMENTS

     9.1 So far as the Vendor is actually aware the Company is not under any obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

     9.2 So far as the Vendor is actually aware the Company is not a party to nor has any liability (present or future) under any guarantee or indemnity or letter of credit or any leasing, hiring, hire purchase, credit sale or conditional sale agreement or has entered into any contract or commitments involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

     9.3 So far as the Vendor is actually aware the Company is not a party to any contract or arrangement which restricts its freedom to carry on the Business, or any agency, distribution or management agreement.

     9.4 So far as the Vendor is actually aware neither the Company nor the Vendor is aware of any breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of, any contract to which the Company is a party or of any allegation of such a thing,

     9.5 So far as the Vendor is actually aware the Company has no outstanding bid or tender or sale or service proposal which is substantial in relation to its Business.

     9.6 So far as the Vendor is actually aware except for any guarantee or warranty implied by law or contained in its standard terms of business (a copy of which is attached to the Disclosure Letter) the Company has not given any guarantee, indemnity, warranty or made any material representation, in respect of services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such services had been supplied by it.

     9.7 So far as the Vendor is actually aware the Company is not a party to any joint venture agreement or arrangements or any agreement or arrangements under which it is to participate with any other in any business.

     9.8 So far as the Vendor is actually aware the Company is not a party to any agreement or arrangement or under any obligation under which it is or may become liable to make any investment (as defined in section 1(1) of the Financial Services Act 1986) with, or to deposit any money with, or to provide any loan or financial accommodation or credit (other than normal trade credit) to any person, or to subscribe, convert, acquire, dispose of or underwrite any investment.

     9.9 So far as the Vendor is actually aware the Company is not a party to any contract which falls within any of the cases specified below:-

          (i) the contract relates to matters not within the ordinary business of the Company;

          (ii) the contract is of one year or greater duration; or

          (iii)the contract can be terminated by reason of any change in the underlying ownership or control of the Company, and for this purpose "contract" includes any understanding, arrangement or commitment however described.


10.  INSIDER CONTRACTS

     So   far as the Vendor is aware:-

     (i) there is not, and there has not at any time since incorporation been, any contract or arrangement to which the Company is, or was, a party and in which the Vendor, or any director of the Company is, or has been, interested, either directly or indirectly; and

     (ii) the Company is not a party to, nor have its profits or financial position during that period been affected by, any contract or arrangement which is not of an arm's length nature.

11.  POWERS OF ATTORNEY

     So far as the Vendor is aware the Company has not given any power of attorney or other authority which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees or directors to enter into routine trading contracts in the normal course of their duties.

12.  GRANTS AND ALLOWANCES

     So far as the Vendor is aware the Company has not applied for or received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last six years.

13.  SUPPLY OF SERVICES

     No client of the Company has during the 12 months preceding the date of this Agreement , indicated to the Vendor an intention to cease to use the services of the Company.

14.  LICENCES

14.1 In  respect of  products  supplied  by the Vendor to the  Company or on its
     behalf,  the  Vendor  has  obtained  all  necessary   licences,   consents,
     permissions or approvals required of the Vendor by law.

14.2 So far as the Vendor is aware the Company has obtained and maintained all other licences, consents or other permissions or approvals required for or in connection with the carrying on of the business now being carried on by the Company and, the Vendor is not aware of any which circumstances indicate that any licence, consent, permission or approval required for the carrying on of the Business is likely to be revoked or which may confer a right of revocation.

15.  BANK ACCOUNTS AND BORROWINGS

     15.1 The Vendor is not aware of any bank accounts maintained or used by the Company other than those set out in the Disclosure Letter by reference to the name and address of the bank and the number and nature of the account.

     15.2 So far as the Vendor is aware the Company does not have outstanding any loan capital and has not incurred or agreed to incur on behalf of the Company any borrowing which the Company has not repaid or satisfied, nor has the Vendor on behalf of the Company it lent or agreed to lend any money which has not been repaid to it nor owns the benefit of any debt present or future (excluding debts due to it in the normal course of trading) nor is it a party to or has any obligation under:

          (i) any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease. debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

          (ii) any other arrangement the purpose of which is to raise money or provide finance or credit.

     15.3 So far as the Vendor is actually aware, No event which is an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of the Company or would entitle any third party to call for repayment prior to normal maturity has occurred or, been alleged.

     15.4 So far as the Vendor is aware the Company has not granted any security over its assets, whether to its bankers or otherwise and whether by way of charge, debenture or any other instrument.


16.  INSOLVENCY

     16.1 So far as the Vendor is aware no order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

     16.2 No administration order has been made and, no petition for such an order has been presented in respect of the Company.

     16.3 No  receiver  (which   expression  shall  include  an   administrative
          receiver) has been appointed in respect of the Company or all or any of its assets.

     16.4 No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Company.

     16.5 So far as the Vendor is aware no unsatisfied judgment, order or award is outstanding against the Company.

     16.6 No application has been made in respect of the Vendor for an interim order under section 253 Insolvency Act 1986.

     16.7 No interim receiver has been appointed of the property of the Vendor under section 286 Insolvency Act 1986.

     16.8 No person has been appointed by the court to prepare a report in respect of the Vendor under section 273 Insolvency Act 1986.

     16.9 No event analogous to any of the foregoing has occurred in or outside England.

     16.10 No guarantee or loan capital, of the Company is overdue for payment.

17.  LITIGATION

     So far as the Vendor is aware the Company is not engaged in any litigation, mediation or arbitration, administrative or criminal proceedings, whether as claimant, defendant or otherwise, and so far as the Vendor is aware no litigation, mediation or arbitration, administrative or criminal proceedings by or against the Company is pending, threatened or expected and, so far as the Vendor is aware there is no fact or circumstance likely to give rise to any such litigation, mediation or arbitration, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable.

18.  OWNERSHIP  AND  CONDITION  OF  ASSETS

     18.1 Save for assets supplied on normal retention of the terms, each of the assets included in the Last Accounts or acquired by the Company (other than current assets sold, realised or applied in the normal course of trading or business) is owned both legally and beneficially by the Company free from any third party rights and each of those assets capable of possession is in the possession of the Company.

     18.2 Save for assets supplied on normal retention of title terms, the Company has not agreed so far as the Vendor is aware to acquire any asset on terms that the property in it does not pass until full payment is made.


19.  PROPERTY

     19.1 Cambrian House is the only property owned, used or occupied by the Company or in respect of which the Company has any estate, interest, right or liability at the date hereof. Cambrian House is used and occupied for the purpose of the Business.


     19.2 So far as the Vendor is aware all necessary permissions and consents in respect of use for the purpose referred to above and for any development at Cambrian House have been obtained and all such use and development has been carried out in accordance with any such permissions and consents and with applicable planning legislation.

     19.3 So far as the Vendor is aware there are no outstanding disputes, actions, claims, demands or complaints in respect of Cambrian House nor does the Vendor expect any.

     19.4 So far as the Vendor is aware no notice affecting Cambrian House has been given or received by the Vendor.

     19.5 The Company has not at any time:-

          (i) had vested in it (whether as original tenant or undertenant or as an assignee or transferee or otherwise) any freehold or leasehold property other than Cambrian House, nor

          (ii) given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any freehold or leasehold property other than those disclosed to the Purchaser in the Disclosure Letter.


20.  COMPETITION AND TRADE REGULATION LAW

     20.1 So far as the Vendor is aware, the Company is not and has not been a party to or is or has been concerned in any agreement or arrangement or is conducting or has conducted itself (whether by omission or otherwise) in any manner which:-

          (i)  has been registered under the RTPA 1976;

          (ii) contravenes the provisions of the Resale Prices Act 1976 or any secondary legislation adopted under the Fair Trading Act 1973;

          (iii)is registrable, unenforceable or void (whether in whole or in part) or renders it liable to civil, criminal or administrative proceedings by virtue of ally anti-trust or similar legislation in any jurisdiction in which the Company intends to carry on business or where its activities may have an effect; or

          (iv) is likely to infringe the provisions of Chapter l or Chapter II of the Competition Act 1998.

     20.2 So far as the Vendor is aware, the Company has not been a party to nor has it been concerned in any agreement or arrangement in respect of which any undertaking has been given by or any order made against the Company pursuant to the RTPA 1976 or in respect of which an undertaking has been given by or an order made against the Company pursuant to the Resale Prices Act 1976.

21.  EMPLOYMENT

     21.1 Neither the Vendor nor its appointees to the board of directors of the Company have received any notices, engaged any employees or consultants nor have they agreed any variations relating to the contracts of employment of any employee of, or the contracts for service of any consultant to the Company.

                                   SCHEDULE 3
                                   ----------
                          SHORT PARTICULARS OF PROPERTY
                          -----------------------------
                                     PART I
                                     ------
                                  TARVIN SANDS
                                  ------------
                         TARVIN SANDS INDUSTRIAL ESTATE
                         ------------------------------
                                   BARROW LANE
                                   -----------
                                     TARVIN
                                     ------
                                   NR CHESTER
                                   ----------
                                     CH3 8JF
                                     -------

                                     PART II
                                     -------
                                 CAMBRIAN HOUSE
                                 --------------
                                  HARWOOD ROAD
                                  ------------
                                     BRYMBO
                                     ------
                                     WREXHAM
                                     -------
                                    LL11 5EA
                                    --------

                                   SCHEDULE 4
                                   ----------


LIMITATION ON CLAIMS UNDER THE PART II WARRANTIES (AND WHERE SPECIFIED, THE PART
                                  I WARRANTIES)

1.     NO  CLAIM  FOR  MATTERS  DISCLOSED  OR  DONE  AT  PURCHASER'S  REQUEST
       ----------------------------------------------------------------------

The Purchaser shall not be entitled to claim against the Vendor under the Warranties in respect of any matter or thing after the date of this Agreement done or omitted to be done at the written request of or with the prior written approval of the Purchaser

2.     TIME  LIMIT  ON  CLAIMS
       -----------------------

No  claim  shall  be  brought  by  the  Purchaser  for  any breach of any of the
Warranties:



     2.1. unless in the case of the Part II Warranties it shall have given notice in writing of such claim specifying in reasonably sufficient detail the nature of the breach and so far as practicable the amount claimed the Vendor not later than 18 months after the date of this Agreement;

     2.2. unless in the case of those Part I Warranties numbers 1 to 4 (inclusive) and any warranties in the Ancillary Documents, it shall have given notice in writing of such claim specifying in reasonably sufficient detail the nature of the breach and so far as practicable the amount claimed the Vendor not later than 36 months after the date of this Agreement;

     2.3. unless in the case of those Part I Warranties numbered 5 to 23 it shall have given notice in writing of such claim specifying in reasonably sufficient detail the nature of the breach and so far as practicable the amount claimed the Vendor not later than 7 years after the date of this Agreement;

     2.4. where notice in writing of such claim shall have been given, if proceedings in respect of such claim containing full particulars shall not have been issued and served on the Vendor within 4 months after the date of such notice being received.

3.   MINIMUM CLAIM

The Vendor shall only be liable in respect of any claim brought by the Purchaser for breach of any of the Warranties including any warranties in the Ancillary Documents.:

     3.1. if the amount of the claim (or all such related claims) exceeds 2000

     3.2. if the amount of the claim, when aggregated with the amount of all claims for which the Vendor is liable under this Agreement exceeds 25,000 and in the event that any such claims exceed 25,000 the Vendor shall be liable for the full amount of the claims and not just the excess over 25,000.



4.   MAXIMUM CLAIM

     4.1. The liability of the Vendor in respect of claims brought by the Purchaser for breaches of the Warranties (including any warranties contained in the Ancillary Documents) shall not exceed the sum of $7,000,000 or the Sterling Equivalent.

5.   NO DOUBLE CLAIM

The Vendor shall not be liable for any breach of any Warranty if and to the extent that the loss occasioned by such breach of warranty has been recovered pursuant to a claim brought under any other warranties (whether contained in the Ancillary Documents or otherwise) and vice versa the warranties contained in the other Agreed Form documents and vice versa.

6.   REIMBURSEMENT OF SUMS RECOVERED FROM THIRD PARTIES

If the Vendor pays at any time to the Purchaser an amount pursuant to a claim under the Warranties and either before or after such payment is made by the Vendor the Purchaser recovers from a third party any sum in respect of any matter giving rise to such Warranty claim, then subject always to the Purchaser's right to set off such amount against any other unsatisfied Warranty claim, the Purchaser shall forthwith either reduce the amount of the relevant claim payable by the Vendor or pay to the Vendor so much of the amount paid to the Purchaser as does not exceed the sum recovered from such third party as the case may be, and in each such case less the reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum from such third party.

7.   SPECIFIC LIMITATIONS

The Purchaser shall not be entitled to claim for breach of the Part II Warranties if and to the extent that:

     7.1. the claim would not have arisen but for any act, omission, transaction or arrangement (or any combination of any of the same) of the Purchaser or any subsidiary of the Purchaser or the Company or any successor in title to the Shares or their respective directors, employees or agents after Completion otherwise than in the ordinary course of business, including any change in the accounting policy or practice of the Company having effect after Completion;

     7.2. the claim arises or is increased as a result of the passing of, or any change in or any change in the interpretation of, any law, rule, regulation or administrative practice of any government, government department, local or state agency, authority regulatory or fiscal body after the date of this Agreement and having retrospective effect;

8.   SET OFF

     8.1. The liability of the Vendor shall be reduced if and to the extent that provision is made in the Last Accounts for the circumstances giving rise to such liability.

9.   DEEMED REDUCTION OF PURCHASE PRICE

The amount of any successful claim against the Vendor under this Agreement or pursuant to any warranties contained in the Ancillary Documents shall constitute or be deemed to constitute a reduction in the price paid for the Shares, and under any of the Ancillary Documents shall be deemed to constitute a reduction in the relevant consideration thereunder.

10.  RETENTION OF RECORDS

The Purchaser will procure that the Company will retain and preserve all books records documents and information (including information recorded or retained in any electronic form) of or relating to the Company and its business which are or may be relevant in connection with any claim brought by the Purchaser against the Vendor under this Agreement] for three years after the Last Accounts Date.

     10.1.The  Purchaser  shall  inform the Vendor in writing of any event which comes to the notice of the Purchaser whereby it appears that the Vendor is or is likely to become liable for a claim under a Part II Warranty as soon as reasonably practicable after the date upon which such event comes to the notice of the Purchaser. Subject always to the indemnity referred to below, the Purchaser shall (and shall procure that the Company shall) take such reasonable action and give such assistance in connection with any claim under a Part II Warranty as the Vendor may reasonably request in writing to avoid dispute, resist, litigate, compromise, defend or appeal against any claim or adjudication in respect thereof at the request of the Vendor. The conduct of any proceedings of whatsoever nature arising in connection with any such claim shall be delegated entirely to the Vendor and in that connection the Purchaser shall give or cause to be given to the Vendor such assistance as it may reasonably require in disputing any such claim. The Vendor hereby fully and effectively indemnifies the Purchaser and as a separate indemnity the Company from and against all reasonable costs and expenses and liabilities incurred by or awarded against them in compliance with their obligations under this clause.

     10.2.The Purchaser shall not make any admission or compromise in respect of any claim under a Part II Warranty save with the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed).

     10.3.If any claim under a Part II Warranty arises by reason of some liability which at the time the Vendor is notified shall be contingent only, then the Vendor shall not be under any obligation to make payment to the Purchaser or the company thereunder until such time as such contingent liability ceases to be so contingent, provided that the time limits set out in Clause 2 above shall only begin to run from the date such contingent liability ceases to be so contingent.

     10.4.The Purchaser shall in respect of any and all claims under Part II of the Warranties be under a duty to the Vendor to mitigate its loss in accordance with normal common law principals.

                                   SCHEDULE 5
                                   ----------
                          INTELLECTUAL PROPERTY RIGHTS
                          ----------------------------
                                     PART 1
                                     ------
                                 RETAINED RIGHTS
                                 ---------------


PATENT NO.    COUNTRY    ISSUE DATE                 TITLE
-----------  ----------  ----------  -----------------------------------

5549860      USA         27.08.1996  Method of forming a vascular
                                     prosthesis (CABG)
EP0495869B1  EU& German  03.01.1996  Polymer products (CABG)
             National
5,863,627    USA         26.01.1999  Hydrolytically and Proteolytically
                                     [stable] silicon co-polymers
5,254662     USA         19.10.1993  Biostable Polyurethene Products


NATURE                         TITLE
Proprietary  Trade  Secret     Chronoflex  AR  family  of  solution  based
                               polycarbonate  urethanes

                                               Part 2
                                               ------
                                         Transferred Rights
                                         ------------------


[PATENT NO.  COUNTRY            ISSUE DATE      TITLE

63-78318     Japan                 01.02. 1993  Arterial Prosthesis (vascular graft -
                                                process patent)
0286220B1    EU includes           31.03. 1993  Methods and apparatus for making
             Austria,                           polymer materials (vascular graft -
             Belgium,                           process patent)
             Denmark,
             France,
             Germany, Great
             Britain, Ireland,
             Italy, Japan,
             Luxembourg,
             Netherlands,
             Portugal, Spain,
             Sweden,
             Switzerland]


5132066      USA                    21.07.1992  Method of forming a bio
                                                compatible vascular prosthesis
                                                (vascular graft - process patent)
5756035      USA                    31.04.1993  Method of making an access graft
                                                and a vascular prosthesis
6,117,535    USA                    26.05.1998  Bio compatible devices (process for
                                                fibre covering)
EP0807425A1  EU including           12.09.2000  Making an access graft
             [Austria,
             Belgium,
             Denmark,
             France,
             Germany, Great
             Britain, Ireland,
             Italy, Japan,
             Luxembourg,
             Netherlands,
             Portugal, Spain,
             Sweden,
             Switzerland]

TRADE MARK  COUNTRY  REGISTERED NO.  SPECIFICATION  RENEWAL DATE
----------  -------  --------------  -------------  ------------
Myolink
VascuLink



All unregistered rights anywhere in the world relating to the trademarks Vasculink and Myolink.

The results of all pre-clinical and clinical trials relating to the vascular access graft produced by the Company under the name Vasculink, the peripheral bypass graft developed by the Company under the name Myolink and the coronary bypass graft developed by the Company under the name Cardiopass ("the Products") together with any copyright relating to such results.

Any and all copyright and design right in design document for the Products. Any and all design rights relating to the Products.

                                     Part 3
                                     ------
                                 Existing Rights
                                 ---------------

Implied  licence  to  use  Chronoflex  in  respect  of  the  Business.

                                   SCHEDULE 6
                                   ----------
                            PARENT COMPANY GUARANTEES
                            -------------------------

GUARANTEED  PARTY                     NATURE  OF  OBLIGATION
-----------------                     ----------------------

Black  Arrow  Finance                 Guarantee  of  Company's  obligations
Polybiomed                            Guarantee of obligations of Company
                                      to Polybiomed Limited - share options


OPTIONS  GRANTED  TO  SIGNING DISTRIBUTION   ACHIEVEMENT OF   TERMINATION  OF
--------------------  --------------------   --------------   ---------------
                      AGREEMENT              SALES            AGREEMENT DUE TO
                      ---------              -----            ----------------
                                                              STRATEGIC ALLIANCE
                                                              ------------------
                                                              BY  CTI
                                                              -------
[  *  ]




*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   SCHEDULE 7
                                   ----------
                                 Trade Creditors

[  *  ]





*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.